Exhibit 10.49

FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is dated as of April 3, 2009, by and between BRAM GOLDSMITH (“Goldsmith”), on the one hand, and CITY NATIONAL CORPORATION, a Delaware corporation (“CNC”) and CITY NATIONAL BANK, a national banking association (“CNB”), on the other hand.

WHEREAS, the parties have entered into that certain Employment Agreement, dated as of May 15, 2003, as amended (as amended, the “Agreement”);

WHEREAS, the initial term of the Agreement was two years from May 15, 2003 to May 15, 2005, as amended to extend the term for an additional two years to May 14, 2007, further amended to extend the term for an additional year to May 14, 2008, further amended to extend the term for an additional year until May 14, 2009, and further amended December 22, 2008 in recognition of the requirements of Internal Revenue Code Section 409A; and

WHEREAS, the parties wish to amend the Agreement to further extend the term for an additional one year until May 14, 2010, and the Board of Directors of CNB and CNC have approved the extension of the term of the Agreement for an additional one year on the same terms and conditions as in effect currently;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1,             All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Agreement.

2.             Section 5 of the Agreement is amended by deleting the first sentence of Section 5 and substituting the following sentence in its place: “Unless cancelled by subsequent amendment, for the fiscal year 2009, and all subsequent years in which the term of this Agreement is extended, Goldsmith shall be eligible for an annual incentive bonus based upon company and individual performance in an amount not to exceed $150,000, and the total amount paid to Mr. Goldsmith pursuant to paragraphs 4 and 5 of this Agreement shall not exceed $500,000.”

3.             Goldsmith’s agreement and acceptance of the compensation hereunder, including any incentive bonus, is made expressly subject to any existing and future conditions, requirements, limitations, prohibitions, and restrictions in the Emergency Economic Stabilization Act of 2008 as amended by the American Recovery and Reinvestment Act of 2009, any regulations promulgated thereunder, any order or directive issued by applicable authorities, or in accordance with the terms of CNB and/or CNB’s participation in the Troubled Asset Relief Program’s - Capital Purchase Program with the U.S. Treasury (TARP participation). These conditions, requirements, limitations, prohibitions, and restrictions may result in possible required repayment, forfeiture, reimbursement, or rescission of compensation, as may be determined or required by CNC and/or CNC in its reasonable discretion, or by applicable authorities, in order to fully comply with any applicable laws, regulations or CNC and/or CNB’s TARP participation. Goldsmith should consider these risks and limitations carefully. Goldsmith’s acceptance of the compensation hereunder is made expressly on these conditions, requirements, limitations, prohibitions and restrictions.

4.             Except as amended hereby, the Agreement shall remain in full force and effect.

5.             This Amendment shall be governed by, and construed in accordance with, the laws of the State of California:

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employment Agreement as of the date first written above.

/s/ Bram Goldsmith
Bram Goldsmith

	CITY NATIONAL CORPORATION		CITY NATIONAL BANK

By:	/s/ Michael B. Cahill	By:	/s/ Michael B. Cahill
Name: Michael B. Cahill		Name: Michael B. Cahill
Title: EVP, Secretary & General Counsel		Title: EVP, Secretary & General Counsel